Exhibit 10.19(j)



IMPERIAL BANK
2460 Sand Hill Road, Suite 102
Menlo Park, California  94025  (415) 233-3000



October 24, 1997


OPHTHALMIC IMAGING SYSTEMS
221 Lathrop Way, Suite I
Sacramento, CA  95815

Attention:  Mr. Steven R. Verdooner, President
            Mr. Steven C. Lagorio, Director of Finance

Re:  Imperial Bank Loan No. 700000559

Gentlemen:

With reference to the Credit Terms and Conditions dated April 12, 1995 (as previously amended the "CTC") with addendum dated April 10, 1995 (as previously amended the "Addendum") between Imperial Bank ("Bank") and Ophthalmic Imaging Systems ("Borrower"), (the CTC and the Addendum herein jointly referred to as the "Agreement") defaults have occurred in the following covenants of the of the Agreement:

Pursuant to Section 6, A, 2 of the Addendum the Borrower is required to maintain Working Capital of not less than $750,000. As shown on the financial statement for the fiscal quarter ending 8/31/97 the Working Capital was $579,000.

Pursuant to Section 6, A, 3 of the Addendum the Borrower is required to maintain Tangible Net Worth of not less than $1,000,000. As shown on the financial statement for the fiscal quarter ending 8/31/97 the Tangible Net Worth was $715,000.

Pursuant to Section 6, A, 3 of the Addendum the Borrower is required to maintain Total Liabilities to Tangible Net Worth of not more than 2.25 to
1.00. As shown on the financial statement for the fiscal quarter ending 8/31/97 this ratio was 3.29 to 1.00.

As a result of the above breaches the Bank has certain rights and remedies pursuant to the Agreement and law. The Bank will forebear from enforcing those rights, provided the Bank my revoke this forbearance at any time.

Section 2 of the Addendum deleted in its entirety and is replaced with the following:

     "2.  TERM AND REPAYMENT

          The line of credit will require monthly payments of interest through and including October 30, 1997, at which time all outstanding principal, accrued but unpaid interest and other charges thereinafter shall be due and payable in full."


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Ophthalmic Imaging Systems
October 24, 1997
Page 2



The above forbearance and amendment are specific as to content and time, and other than the forbearance and amendment mentioned above this letter is not a forbearance, waiver or modification of any other rights or remedies that the Bank may have pursuant to any agreement or law as a result of the above defaults or of any other violations past, present, or future of any agreement between the Borrower and the Bank, and the Bank reserves all rights, powers and remedies available to it. The Bank and the Borrower hereby agree that except as modified herein the Agreement remains in full force and effect.

Sincerely,

THOMAS D. JORGENSEN

Thomas D. Jorgensen
Assistance Vice President
Special Markets Group

Accepted and agreed to:

OPHTHALMIC IMAGING SYSTEMS

By:     STEVEN R. VERDOONER
Title:  Chief Executive Officer
Date:   October 27, 1997